UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 14A

   Proxy Statement Pursuant to Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ( )
Filed by a Party other than the Registrant (X)

Check the appropriate box:

( )  Preliminary Proxy Statement     ( )  Confidential for Use of
                                          the Commission Only (as
( )  Definitive Proxy Statement           permitted by Rule
                                          14a-6(e)(2))
(x)  Definitive Additional Materials
( )  Soliciting Material Pursuant to (Section)240.14a-11(c) or
     (Section)240.14a-12

_________________________________________________________________
____________
         (Name of Registrant as Specified In Its Charter)

_________________________________________________________________
______________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
( )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2)
     or item 22(a)(2) of Schedule 14A.
( )  $500 per each party to the contoversy pursuant to Exchange Act

     Rule 14a-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)

     and 0-11.

   1) Title of each class of securities to which transaction applies:

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   2) Aggregate number of securities to which transaction applies:

_________________________________________________________________
____________

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

_________________________________________________________________
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   4) Proposed maximum aggregate value of transaction:

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   5) Total fee paid:

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   DEFINITIVE PROXY STATEMENT








                    NOVAMETRIX 13D SHAREHOLDERS GROUP<F1>

FELLOW SHAREHOLDERS:

     Your company has just spent a lot of your money running full page newspaper ads in major Maine cities attacking the 13D Group's veracity. Their accusations are absolutely not true and, we believe, are intended to divert you from the real question: Is the merger a good deal for Novametrix shareholders?

     We promised you that we would make a fair and impartial review of the
merger proposal.   To do this, the 13D Group met with the President and
Treasurer of the Company and a Tucker Anthony representative for three hours on November 13. The officers made a very thorough presentation as to why they thought the merger was a good deal for the Company.<F2> WE WERE NOT CONVINCED BY IT.

     We raised the same questions as to the excessive price, taking on excessive debt, the source of debt service and the other issues we have discussed in previous communications. The Company's answer is essentially the same:

     "If all our predictions, projections and estimates as to the future of the merged companies come true, the merged company will be very prosperous and we can meet all our obligations."

     But in response to our questioning, President Lacourciere admitted to the Group an absolutely crucial factor about the merger which THE COMPANY DID NOT REPORT IN ITS PROXY STATEMENT TO SHAREHOLDERS. He stated at the meeting that the company had agreed:

     IF THE MERGER GOES THROUGH, THE COMPANY WILL LEGALLY GUARANTY $42,000,000 OF ANDROS BANK DEBT.

     THIS MEANS THAT, NOT ONLY THE ASSETS OF THE ANDROS SUBSIDIARY, BUT ALSO THE ASSETS OF NOVAMETRIX ITSELF WOULD BE SUBJECT TO THE CLAIMS OF THE ANDROS LENDERS IN THE EVENT OF A DEFAULT ON THESE LOANS.

<F1> NOVAMETRIX 13D SHAREHOLDERS GROUP consists of John C. Allen, Sr., Lillian
I. Allen, Roland R. Batson, Richard Boulet, Joan P. Cote, Paul A. Cote, Normand
F. Doyon, Pauline G. Doyon, Sandra Dunham, Thomas B. Dunham, Adrienne R. Emmi, Anthony N. Emmi, Armen Ghugasian, Takuhe Ghugasian, Vartan Ghugasian, Donn Gifford, Linda Gifford, Ginette Gladu, Robert R. Gladu, Andrew Gross, Dana Gross, John F. Gross, Susan T. Gross, Diane James, Richard James, William Lagerson, Pierre Levesque, Edgar Morin, John Orestis, Raymond E. Robichaud. Each of us is a shareholder of Novametrix Medical Systems, Inc. and is a member of the Novametrix 13D Shareholders Group. Collectively, we own in the aggregate, including currently exercisable warrants, approximately 10.8% of the common stock of Novametrix. None of us are members of management of the Company or have any business relationship with management.

<F2> Management had previously met with some members of the 13D Group after the
13D Group had submitted its original shareholder proposal. Prior to making the proposal, some members had sought to discuss the prospects of the Company with management, but felt they did not receive satisfactory responses. Management has now been more receptive to receiving the 13D Group's views, although the Group and management continue to disagree about fundamental issues.

     The Company's proxy statement is absolutely silent on this crucial factor. In fact, the statement clearly implies that ONLY THE ASSETS OF THE ANDROS SUBSIDIARY would be subject to the claims of its lenders. In the case of a default in payments, this might only be HALF a disaster. However, if the Company's projections don't work out, THEN A NOVAMETRIX GUARANTY of the bank debt might lead to a TOTAL disaster.

     The Company reports that Institutional Investor Services, an investor organization, has approved the merger. We have examined their report and we feel that it is based on fundamentally the same set of assumptions as the Company has given you; if the projections on Andros future performance come true, the merged Company will prosper. HOWEVER, WE BELIEVE THE ISS REPORT IGNORES THE LEGAL IMPLICATIONS OF A NOVAMETRIX GUARANTY OF THE ANDROS BANK DEBT AND ITS POTENTIAL FOR DISASTER FOR THE COMPANY.

     We feel even more strongly that it is just not prudent to bet the assets, in our opinion, of both companies on the expectation that things will happen exactly the way the Company predicts.

     If you agree with the position of the 13D Group, we urge you:

                DO NOT RETURN THE WHITE COMPANY PROXY CARD

                                  INSTEAD

                 VOTE THE GREEN CARD -- VOTE NO CONFIDENCE

                                 IMPORTANT

     The issues have changed since we sent you our original green card. That card is no longer valid. PLEASE SEND BACK ONLY THE GREEN CARD ENCLOSED IN THE 13D PROXY STATEMENT.

       If you wish more information, call the 13D hot-line number at

                              1-800-344-1116